Exhibit 99.1

Hillenbrand Reports Record-High Quarterly Revenue and

Announces 2014 Guidance

•      Revenue grew 74% to $441 million

•      Process Equipment Group revenue increased 186% to $291 million

•      Process Equipment Group order backlog increased 6% sequentially to $604 million

•      2014 full-year guidance issued: $1.7 billion revenue; $2.00 to $2.10 adjusted diluted EPS

BATESVILLE, Indiana, November 25, 2013 –– /PRNewswire/ –– Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter ended September 30, 2013. Revenue was $441 million, representing 74% growth over the prior year.  The Process Equipment Group reported revenue of $291 million, a 186% increase due primarily to the acquisition of Coperion last December. For the rest of the Process Equipment Group, revenue decreased 13% due to lower demand for equipment used in certain end markets, principally potash and proppants. Order backlog increased 6% to $604 million. Batesville revenue was $150 million, a 1% decrease driven by the increased rate at which consumers opted for cremation.

“We are encouraged by order activity throughout the Process Equipment Group, with order backlog at a record-high level this past quarter,” said Joe A. Raver, president and chief executive officer of Hillenbrand. “This increase was driven by strong demand from the North American polyolefin market.”

Hillenbrand reports results on a GAAP and adjusted basis. Adjusted measures are reconciled to the corresponding GAAP measures at the end of this release. As expected, primarily due to Coperion acquisition-related costs, GAAP net income decreased 7% to $23 million ($0.37 per diluted share). On an adjusted basis, net income increased 2% to $32 million ($0.50 per diluted share). This included $3 million of additional recurring amortization related to Coperion. Adjusted EBITDA increased 21% to $68 million, and as a percentage of revenue, was 16% compared to 22% in the prior year.

As previously noted, the consolidated adjusted EBITDA margin has changed as a result of the Coperion acquisition. This change was expected and driven by the Coperion business model, wherein a certain amount of the revenue for large system sales comes from third-party-sourced products that carry only a small up-charge. As a result, margins are lower on these large system sales when compared to the rest of the business. Coperion margins are expected to increase over time as the integration of Coperion continues and as Lean becomes fully implemented.

 “We will continue to execute the growth strategy which has transformed Hillenbrand into a global diversified industrial company,” said Raver. “With the substantial investments we have made over the past three years, we are well-positioned to deliver long-term growth and shareholder value.”

Guidance

Hillenbrand expects 2014 revenue to be approximately $1.7 billion. Revenue from the Process Equipment Group is expected to be approximately $1.1 billion and Batesville is anticipated to deliver approximately $600 million in revenue. Given current foreign exchange rates, management expects minimal translation impact to revenue compared to 2013. Adjusted diluted EPS for 2014 is projected to range from $2.00 to $2.10.

Year-to-Date Summary

Both revenue and adjusted diluted EPS results for the year were within our range of guidance provided in early December.  For the year ended September 30, 2013, Hillenbrand’s revenue increased 58% to $1.55 billion. Net income decreased 40% to $63 million ($1.01 per diluted share). On an adjusted basis, net income increased 8% to $118 million ($1.88 per diluted share). Adjusted EBITDA increased 19% to $248 million, and as a percentage of revenue, was 16% compared to 21% in the prior year.

Conference Call Information

Date/Time:	8:00 a.m. EST, Tuesday, November 26, 2013
Dial-In for U.S. and Canada:	1-877-853-5642
Dial-In for International:	+1-253-237-1134
Conference call ID number:	50521910
Webcast link:	http://ir.hillenbrand.com (archived through Thursday, December 26, 2013)

Replay - Conference Call

Date/Time:	Available until midnight EST, Tuesday, December 10, 2013
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	50521910

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains certain non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions, restructuring, and antitrust litigation. The measures also exclude the tax benefit of the international integration in 2012 and expenses associated with long-term incentive compensation related to the international integration. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

An important non-GAAP measure Hillenbrand uses is Adjusted Earnings Before Interest, Income Tax, Depreciation, and Amortization (“Adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from our core competencies to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use Adjusted EBITDA, among other measures, to monitor business performance.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes this information provides a higher degree of transparency.

See below for a reconciliation from GAAP operating performance measures to the relevant non-GAAP (adjusted) performance measures.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenue	$440.9	$253.5	$1,553.4	$983.2
Cost of goods sold	296.0	153.4	1,026.2	594.3
Gross profit	144.9	100.1	527.2	388.9
Operating expenses	102.2	61.5	409.1	240.1
Operating profit	42.7	38.6	118.1	148.8
Interest expense	6.8	3.6	24.0	12.4
Other income (expense), net	(0.7)	(0.7)	(0.4)	(1.5)
Income before income taxes	35.2	34.3	93.7	134.9
Income tax expense	11.3	9.5	28.3	30.1
Consolidated net income	23.9	24.8	65.4	104.8
Less: Net income attributable to noncontrolling interests	0.8	—	2.0	—
Net income(1)	$23.1	$24.8	$63.4	$104.8

Net income(1) per share of common stock:
Basic earnings per share	$0.37	$0.40	$1.01	$1.68
Diluted earnings per share	$0.37	$0.40	$1.01	$1.68
Weighted average shares outstanding — basic	62.8	62.3	62.7	62.2
Weighted average shares outstanding — diluted	63.3	62.5	63.0	62.4

Cash dividends per share	$0.1950	$0.1925	$0.78	$0.77

(1) Net income attributable to Hillenbrand

Consolidated Statements of Cash Flow

(in millions)

	Twelve Months Ended
	September 30,
	2013	2012
Net cash provided by operating activities	$127.2	$138.2
Net cash used in investing activities	(441.0)	(22.5)
Net cash provided by (used in) financing activities	336.5	(211.1)
Effect of exchange rates on cash and cash equivalents	(0.2)	0.1
Net cash flows	$22.5	$(95.3)

Cash and cash equivalents
At beginning of period	20.2	115.5
At end of period	$42.7	$20.2

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$296.0	$(3.9	)(a)	$292.1	$153.4	$(0.7	)(e)	$152.7
Operating expenses	102.2	(8.1	)(b)	94.1	61.5	(8.6	)(f)	52.9
Interest expense	6.8	(0.1	)(c)	6.7	3.6	—		3.6
Other income (expense), net	(0.7)	—		(0.7)	(0.7)	—		(0.7)
Income tax expense	11.3	3.7	(d)	15.0	9.5	3.1	(d)	12.6
Net income(1)	23.1	8.4		31.5	24.8	6.2		31.0
Diluted EPS	0.37	0.13		0.50	0.40	0.10		0.50

Ratios:
Gross margin	32.9%	0.8%		33.7%	39.5%	0.3%		39.8%
Operating expenses as a % of revenue	23.2%	(1.9)%		21.3%	24.3%	(3.4)%		20.9%

	Twelve Months Ended September 30,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$1,026.2	$(25.2	)(g)	$1,001.0	$594.3	$(4.2	)(k)	$590.1
Operating expenses	409.1	(52.5	)(h)	356.6	240.1	(18.8	)(l)	221.3
Interest expense	24.0	(1.2	)(i)	22.8	12.4	—		12.4
Other income (expense), net	(0.4)	(1.1	)(j)	(1.5)	(1.5)	—		(1.5)
Income tax expense	28.3	22.9	(d)	51.2	30.1	18.1	(m)	48.2
Net income(1)	63.4	54.9		118.3	104.8	4.9		109.7
Diluted EPS	1.01	0.87		1.88	1.68	0.08		1.76

Ratios:
Gross margin	33.9%	1.7%		35.6%	39.6%	0.4%		40.0%
Operating expenses as a % of revenue	26.3%	(3.3)%		23.0%	24.4%	(1.9)%		22.5%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate

(a)         Inventory step up ($3.1 P), restructuring ($0.6 B), business acquisition costs ($0.2 P)

(b)         Backlog amortization ($4.6 P), business acquisition costs ($1.8 P, $1.6 C), antitrust litigation ($0.1B)

(c)          Business acquisition costs ($0.1 C)

(d)         Tax effect of adjustments

(e)          Restructuring ($0.2 P credit, $0.9 B)

(f)           Antitrust litigation ($5.0 B), restructuring ($0.1 P, $0.4 B credit, $0.9 C), business acquisition costs ($3.0 C)

(g)          Inventory step up ($21.8 P), restructuring ($0.3 P, $2.9 B), business acquisition costs ($0.2 P)

(h)         Backlog amortization ($34.5 P), business acquisition costs ($3.1 P, $13.7 C), restructuring ($0.2 P, $0.5 B, $0.2 C), antitrust litigation ($0.2 B), other ($0.1 B)

(i)             Business acquisition costs ($1.2 C)

(j)            Acquisition-related foreign currency transactions ($0.8 C), business acquisition costs ($0.2 C), other ($0.1 B)

(k)         Restructuring ($0.9 P, $3.3 B)

(l)             Antitrust litigation ($5.5 B), restructuring ($2.8 P, $0.6 B, $0.9 C), business acquisition costs ($4.2 C), backlog amortization ($2.5 P), long-term incentive compensation related to the international integration ($0.2 P, $0.8 B, $1.2 C), other ($0.1 B)

(m)     Tax benefit of the international integration ($10.4), tax effect of adjustments ($7.7)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Consolidated net income	$23.9	$24.8	$65.4	$104.8
Interest income	(0.3)	(0.2)	(0.6)	(0.5)
Interest expense	6.8	3.6	24.0	12.4
Income tax expense	11.3	9.5	28.3	30.1
Depreciation and amortization	19.1	9.4	89.4	40.4
EBITDA	$60.8	$47.1	$206.5	$187.2
Antitrust litigation	0.1	5.0	0.2	5.5
Business acquisition	3.6	3.0	16.0	4.2
Inventory step-up	3.1	—	21.8	—
Restructuring	0.6	1.3	2.8	8.3
Other	—	—	0.2	—
Long-term incentive compensation related to the international integration	—	—	—	2.2
Adjusted EBITDA	$68.2	$56.4	$247.5	$207.4

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care business; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2013, filed with the Securities and Exchange Commission on November 25, 2013. The Company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com